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                                                                  EXECUTION COPY



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                            STOCK PURCHASE AGREEMENT

                                  by and among

                           NAHC GEORGIA HOLDINGS, INC.
                                    ("Buyer")

                               THE SHAREHOLDERS OF
                         MEMORIAL HOSPITAL OF ADEL, INC.
                       (collectively, the "Shareholders")

                                       and

                       NEW AMERICAN HEALTHCARE CORPORATION
                                   ("Parent")

                          Dated as of October 31, 1998



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



                                TABLE OF CONTENTS

                                                                                                               PAGE

1.       AGREEMENT TO SELL AND AGREEMENT TO PURCHASE..............................................................1
         1.1      Purchase and Sale of Shares at Closing..........................................................1
         1.2      Closing and Closing Date........................................................................1
         1.3      Further Assurances..............................................................................1

2.       TERMS OF THE ACQUISITION.................................................................................2
         2.1      Consideration...................................................................................2
         2.2      Determination of Estimated Net Working Capital..................................................2
         2.3      Payment of Consideration at Closing.............................................................2
         2.4      Determination of Purchase Price.................................................................3
         2.5      Excluded Assets.................................................................................4

3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.......................................................4
         3.1      Organization, Good Standing, Authority and Enforceability.......................................4
         3.2      Agreement Not in Breach of Other Instruments....................................................4
         3.3      Compliance with Laws............................................................................4
         3.4      No Legal Bar....................................................................................5
         3.5      Purchaser Financing.............................................................................5

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
         SHAREHOLDERS.............................................................................................5
         4.1      Organization, Good Standing and Authority.......................................................5
         4.2      Authorization of Agreement; Capital Stock.......................................................5
         4.3      Title to Assets; Adequacy.......................................................................6
         4.4      Financial Statements............................................................................6
         4.5      Absence of Certain Changes......................................................................6
         4.6      Real Property and Leaseholds....................................................................7
         4.7      Tangible Personal Property Other Than Inventory.................................................9
         4.8      Intangible Personal Property....................................................................9
         4.9      Inventory......................................................................................10
         4.10     Accounts Receivable............................................................................10
         4.11     Insurance......................................................................................10
         4.12     Environmental Matters..........................................................................11
         4.13     Employment Matters.............................................................................12
         4.14     Employee Benefit Plans.........................................................................12
         4.15     Freedom to Deal; Agreement Not in Breach of Other Instruments..................................13
         4.16     Taxes..........................................................................................13
         4.17     Litigation.....................................................................................14
         4.18     Compliance with Law; Licenses and Permits......................................................14
         4.19     Brokerage......................................................................................14
         4.20     Contracts......................................................................................14
         4.21     No Undisclosed Liabilities.....................................................................15
         4.22     Regulatory Approvals...........................................................................15

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
                                                                                                               PAGE

         4.23     Bank Accounts..................................................................................15
         4.24     Other Material Circumstances...................................................................15
         4.25     Other Information..............................................................................16
         4.26     Conflicts of Interest..........................................................................16
         4.27     Cost Reports, Third Party Receivables and Conditions of Participation..........................16
         4.28     Medical Staff..................................................................................16
         4.29     Hill-Burton and Related Liens..................................................................17

5.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES....................................................17
         5.1      Access: Due Diligence..........................................................................17
         5.2      Confidentiality................................................................................18
         5.3      Conduct of Business............................................................................19
         5.4      Preservation of Organization...................................................................19
         5.5      Current Information............................................................................19
         5.6      Contracts Requiring Consent....................................................................20
         5.7      Environmental Audits...........................................................................20
         5.8      Access to Records and Files....................................................................20
         5.9      Medicare and Medicaid Change of Control........................................................20
         5.10     "Tail Insurance" Policy........................................................................21
         5.11     Tax Matters....................................................................................21
         5.12     Risk of Loss...................................................................................23
         5.13     Covenant Not to Compete........................................................................24
         5.14     Enforceability.................................................................................24
         5.15     Title Report and Policy........................................................................24
         5.16     Survey.........................................................................................25
         5.17     UCC Searches...................................................................................25
         5.18     Defects and Cure...............................................................................25

6.       CONDITIONS TO CLOSING...................................................................................26
         6.1      Conditions to Obligations of Each Party........................................................26
         6.2      Conditions to Obligations of Parent and Buyer..................................................26
         6.3      Conditions to Obligations of the Shareholders..................................................28

7.       INDEMNIFICATION.........................................................................................29
         7.1      Indemnification by the Shareholders............................................................29
         7.2      Indemnification by Parent and Buyer............................................................30
         7.5      Interest.......................................................................................32
         7.6      Indemnification Payments.......................................................................32
         7.7      Limitations on Indemnification.................................................................32
         7.8      UST Indemnification............................................................................33

8.       ADDITIONAL COVENANTS AND AGREEMENTS.....................................................................33
         8.1      Expenses.......................................................................................33
         8.2      Survival of Representations and Warranties.....................................................33
         8.3      Public Releases................................................................................34

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
                                                                                                               PAGE

         8.4      Other Transactions Prohibited..................................................................34

9.       TERMINATION, REMEDIES...................................................................................34
         9.1      Termination....................................................................................34
         9.2      Liability in the Event of Termination; Remedies................................................35

10.      MISCELLANEOUS...........................................................................................35
         10.1     Entire Agreement...............................................................................35
         10.2     Amendments.....................................................................................36
         10.3     Successors: Assignment.........................................................................36
         10.4     Notices........................................................................................36
         10.5     Waiver.........................................................................................37
         10.6     Severability...................................................................................38
         10.7     No Third Party Beneficiary.....................................................................38
         10.8     Applicable Law.................................................................................38
         10.9     Arbitration....................................................................................38
         10.10    References to Best Knowledge...................................................................38
         10.11    Counterparts...................................................................................38
         10.12    Exclusivity....................................................................................39























                                       iii

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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 31, 1998, by and among NEW AMERICAN HEALTHCARE CORPORATION, a Delaware corporation ("Parent"); NAHC GEORGIA HOLDINGS, INC., a Tennessee corporation ("Buyer"); and RANDALL ACREE, PATRICE DAWN ACREE, M.D. AND RUSSELL ACREE III (collectively, the "Shareholders").

                                    RECITALS:

         A. WHEREAS, the Shareholders own all of the issued and outstanding capital stock of Memorial Hospital of Adel, Inc. (the "Company"), which operates an acute care hospital known as Memorial Hospital of Adel located at 706 North Parish Avenue, Adel, Georgia, together with various related businesses including a home health agency known as Memorial Home Health and located at 1905 South Hutchinson, Adel, Georgia, and 3811 Highway 41, North Valdosta, Georgia, and a convalescent center known as Memorial Convalescent Center and located at 706 North Parish Avenue, Adel, Georgia (collectively, the "Hospital");

         B. WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Parent and Buyer will purchase from the Shareholders all of the capital stock of the Company upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

         1.       AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

                  1.1 Purchase and Sale of Shares at Closing. On the terms and subject to the conditions set forth herein, on the Closing Date (as defined in Section 1.2 hereof), the Shareholders shall convey, sell, transfer and deliver to Buyer all of the issued and outstanding shares of capital stock of the Company, as set forth on Exhibit A attached hereto (the "Company Shares"), free and clear of all liens, claims, security interests, options, charges, pledges and other restrictions or encumbrances of any kind (the "Acquisition").

                  1.2 Closing and Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 1800 First American Center, Nashville, Tennessee on October 31, 1998, or at such other place, at such other time or in such other manner as Buyer and the Shareholders may mutually agree; the date of the Closing as determined pursuant to this Section
1.2 shall be referred to herein as the "Closing Date."

                  1.3 Further Assurances. From time to time after the Closing, as and when required by the Shareholders, Buyer or Parent, or by their respective successors or assigns, there shall be executed and delivered on behalf of Buyer, Parent, the Company and the Shareholders such deeds and other instruments, and there shall be taken or caused to be taken all such further and other action, as shall be appropriate, advisable or necessary, in order to vest, perfect or confirm, of record or otherwise, in Buyer all right and title to, and possession of, the Company Shares and otherwise to carry out the purposes of this Agreement.

         2.       TERMS OF THE ACQUISITION.

                  2.1 Consideration. The consideration to be paid by Parent and Buyer to the Shareholders for the sale, transfer and conveyance of the Company Shares shall be:

                           (a)      $11,439,200; plus

                           (b)      The amount of the Company's Net Working
Capital (as hereinafter defined). "Net Working Capital" shall mean the amount derived by subtracting from the book value of the total current assets of the Company (less the Excluded Assets, and less cash and cash equivalents to the extent such items are paid as a dividend or otherwise distributed, transferred or conveyed by the Company at or before Closing) on the Closing Date, determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied, the aggregate amount of the book value of the current liabilities of the Company on the Closing Date, determined in accordance with GAAP, consistently applied.

                  2.2 Determination of Estimated Net Working Capital. Not later than ten (10) business days prior to the Closing Date, the Shareholders shall cause the Company to furnish to Parent and Buyer the Company's best estimate (along with supporting documentation) of the Net Working Capital of the Company as of the Closing Date (the "Estimated Net Working Capital").

                  2.3 Payment of Consideration at Closing. On the Closing Date, Buyer or Parent shall deliver:

                           (a)      To the Shareholders, a cash payment by wire
transfer of immediately available funds to such account or accounts as the Shareholders shall designate in the aggregate amount of $11,439,200, plus the amount of the Estimated Net Working Capital as of the Closing Date, less the amount wired to Escrow Agent pursuant to subsection (b) below;

                           (b)      To First Union National Bank, Atlanta,
Georgia, as escrow agent (the "Escrow Agent"), by wire transfer in the amount of $2,000,000 to be held pursuant to and in accordance with an Escrow Agreement substantially in the form of Exhibit B attached hereto and made a part hereof. The sum of (i) the amount of the cash payment provided for in Section 2.3(a), plus (ii) the amount delivered to the Escrow Agent as provided in this Section 2.3(b), is referred to herein as the "Estimated Purchase Price."




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



                  2.4      Determination of Purchase Price.

                           (a)      Not later than one hundred twenty (120) days
following the Closing Date, either Parent or Buyer, at its expense, shall furnish to the Shareholders (i) a balance sheet of the Company as of the Closing Date prepared by Parent or Buyer (the "Closing Date Balance Sheet") and (ii) a Schedule (the "Schedule") prepared by Parent or Buyer setting forth the purchase price determined in accordance with Section 2.1 based upon the Audited Closing Date Balance Sheet (the "Purchase Price"). The Closing Date Balance Sheet shall be prepared in accordance with, and any determination of Net Working Capital hereunder shall be made in accordance with, GAAP, as consistently applied by the Company. The Shareholders shall have the right to have its accountants review all work papers of Parent in connection with the preparation and audit of such Closing Date Balance Sheet.

                           (b)      The Shareholders shall have thirty (30) days
following the receipt of the Closing Date Balance Sheet and the Schedule to agree or disagree with the calculation of the Purchase Price set forth in the Schedule. If Parent and the Shareholders agree as to the Purchase Price within such thirty (30) day period, payment of any difference between the Estimated Purchase Price and the Purchase Price shall be made in cash as provided in
Section 2.4(d) hereof. If, however, Shareholders disagree with Buyer's calculation of the Purchase Price, Shareholders shall notify Buyer in writing within said thirty (30) days, said notice shall include Shareholders' calculation of the Purchase Price, and the disagreement shall be resolved by Ernst & Young, LLP, located in Atlanta, Georgia (the "Independent Accountants"). In connection with the foregoing, the Independent Accountants shall have reasonable access to all documents and facilities necessary in their judgment to perform their function. The determination of the Independent Accountants with regard to the disagreement shall be final and binding on the parties.

                           (c)      All fees and expenses owed to the
Independent Accountants in connection with the resolution of the dispute shall be (i) paid by Shareholders if the Purchase Price as determined by the Independent Accountants is closer to the Purchase Price calculated by Buyer pursuant to Section 2.4(a) above than it is to the Purchase Price stated in the notice delivered by Shareholders pursuant to this Section 2.4(b) and (ii) paid by Buyer if the Purchase Price as determined by the Independent Accountants is closer to the Purchase Price in Shareholders' notice than to the Purchase Price calculated by Buyer. Except as set forth above, the Shareholders and Parent shall each be responsible for the fees of their own attorneys and accountants, and other expenses incurred in connection with the resolution of the dispute.

                           (d)      If the Purchase Price is greater than the
Estimated Purchase Price, Parent shall pay the difference between such amounts, together with interest thereon as provided below, to the Shareholders. If the Purchase Price is less than the Estimated Purchase Price, the Shareholders shall pay the difference between such amounts, together with interest thereon as provided below, to Parent. The payments required by this Subsection (d) shall be made in cash within ten (10) days after the earlier to occur of (i) the date Parent and the Shareholders agree as to the Purchase Price or (ii) the determination of the Purchase Price according to the provisions of



                                       3
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Subsection (b) above. The payment shall bear interest from the Closing Date until the date of payment at the rate of five percent (5%) per annum.

                  2.5 Excluded Assets. Prior to conveyance of the Company Shares, Company shall transfer to Shareholders those items listed on Schedule
2.5 (collectively, the "Excluded Assets"). All tangible Excluded Assets, if any, shall be removed from the Hospital, without damage or defacement to the Assets, by Shareholders prior to Closing. All intangible Excluded Assets will be assigned to and assumed by the Shareholders at or prior to Closing.

         3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.

         Parent and Buyer, jointly and severally, hereby represent and warrant to the Shareholders that:

                  3.1 Organization, Good Standing, Authority and Enforceability. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Tennessee, respectively. Each of Parent and Buyer has full authority and power to carry on its business as it is now conducted, and to own, lease and operate the assets owned, leased or operated by it. Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the sole shareholder of Buyer and the board of directors of Parent and the board of directors of Buyer. This Agreement and each other agreement herein contemplated to be executed in connection herewith by Parent or Buyer have been (or upon execution will have been) duly executed and delivered by Parent or Buyer, as the case may be, and constitute (or upon execution will constitute) legal, valid and binding obligations of Parent or Buyer, as the case may be, enforceable against Parent or Buyer, as the case may be, in accordance with their respective terms.

                  3.2 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which Parent or Buyer is a party or by which either of them is bound, (ii) the Certificate of Incorporation, Articles of Incorporation or Bylaws of Parent or Buyer, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Parent or Buyer is bound, or
(iv) any law, rule or regulation applicable to Parent or Buyer.

                  3.3 Compliance with Laws. All consents, approvals and authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Parent or Buyer and which are necessary for the execution and delivery by Parent or Buyer of this Agreement and the documents to be executed and delivered by Parent or Buyer in connection herewith and in order to permit the consummation of the transactions contemplated by this



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Agreement have been obtained and satisfied or shall be obtained and satisfied by
Closing. A list of such consents and authorizations is set forth on Schedule 3.3 hereto.

                  3.4 No Legal Bar. Neither Parent nor Buyer is prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no such action or proceeding is pending against Parent or Buyer which questions the validity of this Agreement or any of such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

                  3.5 Purchaser Financing. Subject to customary and reasonable closing conditions, Parent has obtained financing commitments from financially responsible and reputable third parties that, when added to Parent's already available funds, will be sufficient to enable Parent or Buyer to pay the Purchase Price.

         4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SHAREHOLDERS.

         The Shareholders, jointly and severally, hereby represent and warrant to Parent and Buyer that:

                  4.1 Organization, Good Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. True and correct copies of the Company's Articles of Incorporation and bylaws, together with all amendments thereto, have previously been provided to Buyer. The Company has full authority and power to carry on its business as it is now conducted, and to own or lease its assets and to operate the Hospital. The Company is qualified to do business and is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing would have a material and adverse effect on the condition (financial or otherwise), assets, properties or prospects of the Company, and said jurisdictions are identified on Schedule 4.1. The Company owns no capital stock or other equity interests of any kind or nature in any partnership, corporation, limited liability company, limited liability partnership or other entity.

                  4.2      Authorization of Agreement; Capital Stock.

                           (a)      The Company has all requisite corporate
power and authority, and the Shareholders have full capacity and authority, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement and instrument to be executed by the Company and the Shareholders in connection herewith have been (or upon execution will have been) duly executed and delivered by the Company and the Shareholders, as the case may be, have been effectively authorized by all necessary corporate action of the Company and constitute (or upon execution will constitute) legal, valid and binding obligations of the Company and the Shareholders, as the case may be, enforceable against each of them in accordance with their respective terms.

                           (b)      The Shareholders own the number of the
Company Shares, as set forth on Exhibit A attached hereto, free and clear of all liens, claims, security interests, options, charges, pledges and other restrictions or encumbrances of any kind. No other party has any legal, equitable or beneficial ownership in the Company Shares. The Company Shares, in the aggregate, constitute all of the issued and outstanding shares of the capital stock of the Company. There are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of the Company. There are no voting agreements, shareholder agreements, or any other similar agreements or restrictions with respect to the Company Shares.

                  4.3 Title to Assets; Adequacy. The Company is the lawful owner of or has the right to use all of the assets used in the operation of the Hospital, and, except as disclosed in Schedule 4.3 hereto, such assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. The assets of the Company are adequate and constitute all of the assets necessary for the operation of the Hospital by the Company in the ordinary course consistent with past practice and custom.

                  4.4      Financial Statements.

                           (a)      Annual Financial Statements. Included with
Schedule 4.4(a) hereto are the balance sheets of the Company as of June 30, 1996, 1997 and 1998, and the related statements of income for the fiscal years then ended (collectively, the "Annual Financial Statements"). Except as disclosed on Schedule 4.4(a), the Annual Financial Statements (i) have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with all prior periods of the Company, (iii) fairly present in all material respects the financial condition and the results of operations of the Company as of the date thereof and for the period covered therein, and (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition and results of operations of the Company as of the date thereof and for the period covered by such financial statements.

                           (b)      Interim Statements. Included with Schedule
4.4(b) hereto is an unaudited balance sheet and the related statement of income of the Company as of and for the three month period ended September 30, 1998 (collectively, the "Interim Financial Statements"). Except as disclosed on
Schedule 4.4(b), such Interim Financial Statements have been prepared in accordance with the books and records of the Company.

                  4.5      Absence of Certain Changes. Except as disclosed on
Schedule 4.5 hereto or as otherwise provided for or contemplated in this Agreement, since the date of the Interim Financial Statements, there has not been (i) any transaction or occurrence relating to the Company not in the ordinary course of business, (ii) any sale or disposition of any assets of the Company not in the ordinary course of business, (iii) any material change in the Hospital's medical staff; or (iv) any event or condition of any character which could reasonably be expected to have or has had a material and adverse effect on the condition (financial or otherwise), assets, properties or prospects of the Company.

                  4.6 Real Property and Leaseholds. At or prior to closing, the Company shall have good and marketable fee title to or a valid leasehold interest in the properties described on Schedule 4.6 (collectively, the "Properties") free and clear of all liens, restrictions or encumbrances except for the following (collectively the "Permitted Exceptions") (i) taxes not yet delinquent, (ii) easement rights of record and other matters of public record, or (iii) other items acceptable to Buyer as set forth on Schedule 4.6. The Permitted Exceptions do not materially impair the use of any or all of the Properties for its present purpose, or result in the title thereto not being good or marketable. Neither the Company nor the Shareholders have received any notice from a governmental agency or authority of any breach or violation with regard to the Property of any ordinance, regulation, law, building or safety code, or rule, to the best knowledge of the Shareholders, no such breach or violation exists. Neither the Company nor the Shareholders has received any lien assessment or the like relating to any part of the Property or the operation thereof. There is no condemnation or similar proceeding that could have a material adverse effect on the Company title to the Property, and to the best knowledge of the Shareholders, there is no proposed condemnation proceedings that would have such an effect. Except as indicated on Schedule 4.6, hereto:

                           (a)      All of the buildings, fixtures and other
improvements constituting part of the Property are in good operating condition and repair as of the date of this Agreement.

                           (b)      The Company holds all certificates,
approvals and other permits and licenses required by applicable law relating to the operation of its respective facilities, including without limitation all certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals.

                           (c)      The Company has not experienced during the
two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes, and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of the facilities situated on the Property during such period. Neither the Company nor the Shareholders are aware of any situation which could reasonably be expected to result in such a material interruption in the future. All such utilities are located on the Property or in valid and recorded easements serving the Property.

                           (d)      The zoning of each parcel of Property
permits the presently existing improvements and the continuation of the business of the facilities situated on the Property presented being conducted. The Company has not commenced, nor received notice of the commencement of, any proceeding that would affect the present zoning classification of any such period.

                           (e)      No person has any right, agreement,
commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.

                           (f)      The Company has not taken any action (or
failed to take any action) or received any notice from any insurance carrier of any defects or inadequacies in the Property or any portion thereof which would adversely affect the insurability of the Property or the cost of such insurance.

                           (g)      The Property is not subject to or affected
by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Property. Except as set forth in Schedule 4.6 hereto, the Company has not made a commitment to any governmental authority, utility company, school board, church or religious body, home owner or homeowner's association or any other organization, group or individual relating to the Property which would impose an obligation upon the Company or its successors or assigns to make, following the Closing, any contributions or dedications of money or land, or to construct, install or maintain, following the Closing, any improvements of a public or private nature as part of the Property or upon separate lands. No governmental authority has imposed any requirement that the Shareholders or the Company pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Property or any portion thereof, following the Closing, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Property. The separate properties constituting the Property are separately assessed for real property tax assessment purposes and are not combined with any other real property for tax assessment purposes. Except as disclosed on Schedule 4.6 hereto, the Company has not received any notice of any contemplated or actual reassessment of the Property or any portion thereof for general real estate tax purposes. As of the date hereof, all due and payable taxes, assessments, water charges and sewer charges affecting the Property or any portion thereof have been paid.

                           (h)      No portion of the Property is located in an
area designated as a "flood hazard area" in accordance with the document entitled "Department of Housing and Urban Development, Federal Insurance Administration - Special Flood Hazard Area Maps" or within the 100-year flood plain as depicted on the U.S. Army Corps of Engineers Geodetic Maps of such flood plain areas.

                           (i)      The Company nor the Shareholders has
received any written notice from the holder of any mortgage or deed of trust encumbering any of the Property, or any portion thereof or interest therein, or from any insurance company which has issued a policy with respect to any of the Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defect or deficiency in the Property or requiring the performance of repairs, alterations or other work to the Property.

                           (j)      Neither the company nor the Shareholders are
a "foreign person" as that term is defined in the Code and the Regulations promulgated pursuant thereto.

                  4.7      Tangible Personal Property Other Than Inventory.
Schedule 4.7 attached hereto includes (i) a list of each item of tangible personal property other than inventory owned by the Company having on the date hereof a depreciated book value in excess of $500, or not owned by the Company but in the possession of or used by the Company without regard to the amount of rental payments, and (ii) a list of all leased items of tangible personal property together with the owners thereof, and copies of any agreements relating to the use of, each such item of tangible personal property not owned by the Company and the circumstances under which such property is used and what consents or authorizations are necessary for such property to continue after the Closing Date to be used by the Company. Except as indicated on Schedule 4.7 hereto:

                           (a)      The Company has good and marketable title to
each item of tangible personal property which it owns free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions except for liens, if any, for personal property taxes not yet due and payable;

                           (b)      Each item of tangible personal property not
owned by the Company is currently in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company to such owner or lessor would be discharged without further obligation or the payment of any termination fee, penalty or other fees;

                           (c)      Each item of tangible personal property
(whether owned or leased) is, and as of the Closing Date shall be, in good operating condition and repair, subject only to ordinary wear and tear;

                           (d)      At Closing, the Company shall own all of the
assets reflected on the Annual Financial Statements and the Interim Financial Statements except for the Excluded Assets and those items disposed of in the ordinary course of business since the date of such financial statements;

                           (e)      The Company owns or otherwise has the right
to use all of the tangible personal property now used by it in the operation of the Hospital, including all instances where the use of which is necessary for the performance of any contract or proposal to which the Company is a party; and

                           (f)      Each item of tangible personal property
whether owned or leased by the Company has been used by the Company in the ordinary course of its business.

                  4.8 Intangible Personal Property. Schedule 4.8 hereto includes (i) a list and description of all intangible personal property owned by the Company, including, but not limited to, computer software and programs (except for personal computer software generally available to the public), software in process, computer operating systems and applications, proprietary knowhow, United States and foreign patents, patent applications, assumed names, trade names, trademarks, service marks, trade name and trademark registrations, copyright registrations and applications for any of the foregoing, and (ii) a true and complete list of all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for each such item of intangible personal property. Except as indicated on Schedule 4.8:

                           (a)      The Company owns or has the right to use
such intangible personal property, free and clear of all liens, security interests, charges and encumbrances;

                           (b)      No interference actions or other judicial or
adversary proceedings concerning any of such items of intangible personal property have been initiated and, to the best knowledge of the Shareholders, no such action or proceeding is threatened;

                           (c)      The Company has the right and authority to
use such items of intangible personal property in connection with the conduct of its business in the manner presently conducted, and such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation;

                           (d)      There are no outstanding or, to the best
knowledge of the Shareholders, threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in
Schedule 4.8; and

                           (e)      There is no intangible personal property
currently used in the operations of the Company as presently conducted which is not owned by or licensed to the Company.

                  4.9 Inventory. The inventory of the Company: (i) is good, usable, merchantable and saleable in the ordinary course of the Company; (ii) is owned by the Company free and clear of all liens, security interests and other charges; and (iii) is consistent, both in aggregate amount and distribution among products, with the normal operation of the Company in the ordinary course in all prior periods.

                  4.10     Accounts Receivable. Except as set forth on Schedule
4.10 hereto, the accounts receivable of the Company (i) arose out of the sale of goods and services in the ordinary course of the Company's operations, (ii) have been billed or invoiced in the ordinary course of the Company's operations and in accordance with all applicable laws, regulations and administrative rulings and procedures, and (iii) represent bona fide indebtedness of the applicable account debtor, not subject to any defense, setoff or counterclaim.

                  4.11 Insurance. The Company has in effect and has continuously maintained insurance coverage for its operations, personnel and assets. Schedule 4.11 hereto sets forth a true and correct list of all insurance policies (including binders, declaration pages and endorsements) of any nature whatsoever maintained by the Company on the date of this Agreement or at any time during the preceding three (3) years and the annual or other premiums payable from time to time thereunder. Complete copies of all such policies have been furnished to Parent or Buyer. All such policies are valid, in full force and effect and enforceable with no premium arrearages. Schedule 4.11 also includes a list of any pending insurance claim relating to the Company. Except as disclosed on Schedule 4.11, neither the Company or the Shareholders have received any written notice, nor is aware of any specific facts or circumstances which would cause it or him to conclude, that there are any outstanding requirements or recommendations by any insurance company or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which require or recommend any change in the conduct of the Company's operations, or any repairs or other work to be done on or with respect to any of the properties, vehicles or assets of the Company. Except as set forth on
Schedule 4.11, the Company has received no notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending any insurance policies or materially increasing the annual or other premiums payable under any of such insurance policies and no such cancellation, amendment or material increase of premiums is threatened.

                  4.12     Environmental Matters.

                           (a)      Except as set forth on Schedule 4.12 hereto,
no toxic, hazardous, explosive or otherwise dangerous materials, substances, pollutants or wastes (as those terms are used in the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Emergency Planning and Community Right to Know Act or in any other federal, state or local environmental law (collectively "Environmental Laws")), petroleum products, polychlorinated biphenyls, ureaformaldehyde foam, or radioactive materials (all of the above being collectively referred to herein as "Hazardous Materials") have been or are stored, treated, disposed of, managed, generated, manufactured, produced, released (as defined in CERCLA Section 101(22)), emitted or discharged on, to, in, under or from the real estate upon which the Hospital, or any other facility owned, occupied or operated by the Company, is situated.

                           (b)      Except as set forth on Schedule 4.12, the
Company has been and is in compliance in all material respects with all Environmental Laws and has obtained all environmental licenses, permits, approvals, registrations and authorizations (federal, state and local) material to the operation of the Company. Except as set forth on Schedule 4.12, all such licenses, permits, approvals, registrations and authorizations will remain in full force and effect after the Acquisition.

                           (c)      Except as set forth on Schedule 4.12, no
governmental or private action, suit or proceeding to enforce or impose liability under any Environmental Laws has been instigated or, to the best knowledge of the Shareholders, threatened against the Company and no lien has been created on the Hospital or any other facility owned, occupied or operated by the Company, or the real estate upon which they are situated, under any Environmental Laws.

                           (d)      To the best of Shareholders' knowledge, the
Company has not installed or permitted to be installed, in or on the Properties friable asbestos or any substance containing asbestos or any other substance deemed hazardous by Environmental Laws or by Federal or state regulations respecting such material. The Company is compliance with all OSHA requirements respecting friable asbestos and to the extent needed, and the Company has properly implemented a training program for certain of its employees in the proper handling and removal of asbestos.

                           (e)      The Properties are not and have never been
listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System (as promulgated under CERCLA), or any comparable state list, and neither Shareholders nor the Company has received any written notice from any person under or relating to CERCLA or any comparable state or local law.

                           (f)      No petroleum hydrocarbons have migrated on
or below the surface of any portion of the Properties. There are no underground storage tanks on any portion of the Properties. The Properties are free of dangerous levels of naturally emitted radon. No portion of the Properties constitutes a wetlands or has ever been used as a landfill or burial site. The Company has furnished to Buyer a copy of any environmental audit, report or other analysis, including any Phase I, II or III environmental audits or reports and any other engineering reports or inspections which have been prepared relating to the Properties.

                  4.13     Employment Matters. Except as set forth on Schedule
4.13 hereto, (i) there are no claims by any current or former employee of the Company against the Company other than for compensation and benefits due in the ordinary course of employment; (ii) there are no pending claims against the Company arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards; (iii) there are no pending or, to the best knowledge of the Shareholders, threatened labor disputes, strikes or work stoppages against the Company; and (iv) to the best knowledge of the Shareholders, there are no union organizing activities in process or contemplated with respect to any business or operation of the Company. Schedule 4.13 identifies all collective bargaining units which have been certified or recognized by the Company, and Parent or Buyer has been supplied with all collective bargaining agreements covering the Company's employees. Schedule 4.13 also identifies all employees on leave of absence and all current and former employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by Sections 601606 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
Section 4980(B) of the Code (together, "COBRA"). Notice of the availability of COBRA coverage for current and former employees of the Company and qualified beneficiaries, in accordance with the requirements of COBRA, has been provided to all persons entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

                  4.14 Employee Benefit Plans. Schedule 4.14 hereto lists all plans, programs, agreements, commitments and arrangements maintained by or on behalf of the Company that provide benefits or compensation to, or are for the benefit of, any current or former employee of the Company (the "Plans"). Except as set forth on Schedule 4.14, only current and former employees (and eligible dependents and beneficiaries of such current and former employees) participate in the Plans. All of the Plans covered thereby are in compliance in all material respects with ERISA and the Code. All of the Plans which are intended to meet the requirements of
Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of Section 401(a) of the Code, and there are no facts which would adversely affect the qualified status of any of the Plans. Except as set forth on Schedule 4.14, (i) there is no accumulated funding deficiency, within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA, in connection with the Plans; (ii) no reportable event, as defined in Section 4043(b) of ERISA, has occurred in connection with the Plans;
(iii) the Plans have not, nor has any trustee or administrator of the Plans, engaged in any prohibited transaction as defined in Sections 406 and 407 of ERISA or Section 4975 of the Code; (iv) the Company is not contributing to, and has not, since January 1, 1974, contributed to, any multiemployer plan, as defined in Section 4001(a)(3) of ERISA; and (v) the Company has not, since January 1, 1974, terminated a single employer plan, as defined in Section 4001
(a)(1 5) of ERISA.

                  4.15 Freedom to Deal; Agreement Not in Breach of Other Instruments. The Company and the Shareholders are free to deal with Parent and Buyer, to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms and provisions of, or constitute a default (or an event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by any (i) material agreement, (ii) indenture or other instrument to which the Company or the Shareholders are a party or by which the Company or the Shareholders are bound, (iii) the Company's Articles of Incorporation, Bylaws or similar organizational documents, or (iv) any judgment, decree, order or award of any court, governmental body or arbitrator by which the Company or the Shareholders are bound, or (v) any law, rule or regulation applicable to the Company or the Shareholders.

                  4.16     Taxes.  Except as disclosed on Schedule 4.16 hereto:

                           (a)      Within the times and in the manner
prescribed by law, the Company has filed all federal, state and local tax returns (including information returns) and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon the Company required to have been or to be filed, and, except to the extent and in the amount reserved for in the Closing Date Balance Sheet or otherwise included in the Net Working Capital, has paid in full all taxes shown to be due to any taxing authority on a timely basis or will pay all taxes shown to be due to any taxing authority, with respect to all periods ending prior to or on the Closing Date;

                           (b)      All tax returns filed or to be filed by the
Company through the Closing Date constitute complete and accurate representations of the tax liabilities of the Company as appropriate (and any predecessor or subsidiary entity) for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets;

                           (c)      The Company is not obligated to make any
payments, and is not a party to any agreement that could obligate it to make any payments, that will not be deductible under Section 280G of the Code; and

                           (d)      The Shareholders have not at any time made a
valid election for the Company to be taxed as a "small business corporation" pursuant to Section 1362 of the Code.

                  As used in this Section 4.16, the term "taxes" shall include all federal, state, local, foreign or other income, gross profits, payroll, workers' compensation, unemployment, withholding, excise, sales, use, property, ad valorem or other taxes of any kind or nature whatsoever, together with any penalties or interest applicable thereto.

                  4.17 Litigation. Except as listed on Schedule 4.17 hereto, there is no action, suit, proceeding or investigation to which the Company is a party (either as a plaintiff or defendant) presently pending, nor has any such action, suit, proceeding or investigation been pending at any time during the past five years, before any court or governmental agency, authority or body or arbitrator; to the best knowledge of the Shareholders, there is no action, suit, proceeding or investigation threatened against the Company; and, to the best knowledge of the Shareholders, there is no basis for any such action, suit, proceeding or investigation.

                  4.18 Compliance with Law; Licenses and Permits. The Company now holds and has held all licenses, permits, certifications and accreditations in all applicable jurisdictions necessary or appropriate to conduct the operations of the Company as a whole, and the operations of the Company are and have been conducted in compliance in all material respects with all applicable laws, and regulations, including, without limitation, Medicare and Medicaid fraud and abuse laws and regulations and any similar state law. There is no default under any of such licenses, permits and accreditations, and there exist no grounds for revocation, suspension or limitation thereof. A complete and accurate list of these licenses, permits, certifications and accreditations are attached to and listed on Schedule 4.18. The most recent licensure and accreditation surveys and deficiency reports related to each of these items have previously been provided to Buyer.

                  4.19 Brokerage. Except as set forth on Schedule 4.19, the Shareholders are not obligated to make any payment to any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

                  4.20 Contracts. Schedule 4.20 hereto sets forth a true and correct list of each material contract, agreement, purchase order, lease, license, indenture or commitment, written or oral, to which the Company is a party or by which any of its properties or assets are bound or affected, or from which the Company benefits, together with all amendments and modifications thereto (collectively, the "Contracts"). True, complete and correct copies of each of the Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Parent or Buyer by the Shareholders. Except as expressly described on Schedule 4.20 hereto:

                           (a)      The Company has fulfilled all material
obligations required through the date hereof pursuant to each Contract to have been performed by the Company, and the Company up through the Closing Date and thereafter will be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                           (b)      There has not occurred any default under any
of the Contracts on the part of the Company or any other party thereto, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of the Company under any of the Contracts, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of any other party to any of the Contracts; and

                           (c)      Except as set forth on Schedule 4.20, no
consent of any party to any of the Contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  4.21     No Undisclosed Liabilities. Except as disclosed on
Schedule 4.21, as specifically delineated in any other Schedule to this Agreement or as specifically referred to in the Annual or Interim Financial Statements, the Company has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes, interest, penalties or other charges payable with respect to any such liability).

                  4.22 Regulatory Approvals. All consents, approvals and authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Shareholders that are necessary for (a) the execution and delivery by the Shareholders of this Agreement and the documents to be executed and delivered by the Company and the Shareholders in connection herewith and (b) in order to permit the consummation of the transactions contemplated by this Agreement have been, or at or prior to Closing shall have been, obtained and satisfied. A list of such consents, approvals and authorizations is set forth on Schedule 4.22 hereto.

                  4.23     Bank Accounts. The bank accounts listed on Schedule
4.23 hereto constitute all of the checking accounts, savings accounts, money market accounts, custodial accounts, certificates of deposit, safe deposit boxes and other bank accounts maintained by the Company. Copies of the signature cards for each such bank account are attached to Schedule 4.23.

                  4.24 Other Material Circumstances. To the best knowledge of the Shareholders, there is no material fact or circumstance related to the Company, or the assets or liabilities of the Company, which constitutes or would constitute a serious threat to the viability or survival of the Company after the Closing Date.

                  4.25 Other Information. The information concerning the Company set forth in this Agreement, the Schedules hereto and any document to be delivered by the Company or the Shareholders at the Closing to Parent or Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Parent or Buyer pursuant hereto were or will be complete and accurate copies of such documents.

                  4.26     Conflicts of Interest. Except as disclosed in
Schedule 4.26 hereto, no officer, director or shareholder of the Company, or any relative or affiliate of any such person, now has or within the past three (3) years had, either directly or indirectly, (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells, or during such period furnished or sold, any services or products to the Company, or purchases, or during such period purchased, from the Company any goods or services, or otherwise does, or during such period did, business with the Company; or (b) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which the Company was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company.

                  4.27 Cost Reports, Third Party Receivables and Conditions of Participation. The cost reports for Medicare or Medicaid payments to the Company under the Medicare program or the Medicaid program of the State of Georgia or any other third party payor program for the fiscal years indicated in
Schedule 4.27 hereto, have been audited and fully settled. All Medicare or Medicaid or other cost reports of the Company were filed by the required filing dates, and (except for insignificant amounts) such reports do not claim, nor has the Company or the Shareholders, received reimbursement in excess of the amount provided by law. Except as listed on Schedule 4.27 hereto, there is no dispute between the Company and governmental authorities or any Medicare or Medicaid fiscal intermediary or other applicable party regarding such cost reports or the remaining unaudited cost reports, other than with respect to adjustments thereto made in the ordinary course of business and no audit is currently in process.

                  4.28 Medical Staff. The Company and Shareholders have previously delivered to Buyer a true and correct copy of medical staff privilege and membership application forms, a description of medical staff privileges, all current medical staff bylaws, rules and regulations and amendments thereto, all credentials and appeals procedures not incorporated therein, the name of each current member of the medical staff of the Hospital, the age of each medical staff member, the specialty, if any, of each medical staff member, and all contracts with physicians, physician groups, or other members of the medical staff of the Hospital. There are no pending or threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants, staff members, or health professionals and there is no basis therefore.

                  4.29 Hill-Burton and Related Liens. Neither the Company nor any of its predecessors has received any loans, grants or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, as amended, or similar laws or acts providing for the recovery of any public funds advanced under the provisions of such laws or acts relating to health care facilities.

         5.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

                  5.1      Access: Due Diligence.

                           (a)      Between the date hereof and the Closing
Date, (i) authorized representatives of Parent shall have reasonable access to all properties, books, records, Contracts and documents of the Company, (ii) the Company and the Shareholders will furnish to Parent all information with respect to the Company's affairs and the Hospital that Parent and Buyer may reasonably request, and (iii) Parent and Buyer shall have the right to discuss the affairs and the Hospital of the Company with the employees of the Company; provided, however, that Parent and Buyer shall not contact any employee, customer or supplier of the Company unless such employee, customer or supplier previously has been designated in writing by the Company, or Parent and/or Buyer receives the prior authorization of the President of the Company. The Company shall have the right to have its designated representative present during any such discussions and, to the extent practical, Parent will conduct its review at a site other than the Hospital.

                           (b)      Following the Closing, Buyer shall cause the
Company to permit Sellers' representatives (including, without limitation, their counsel, accountants and auditors), during normal business hours and upon appropriate advance notice, to (i) have reasonable access to, and examine and make copies of all books and records of the Hospital and the Related Facilities, including all medical records and medical charts of any patient admitted to the Hospital and the Related Facilities, to the maximum extent permitted by law and
(ii) have reasonable access without cost to the Hospital's employees and their successors, relating to transactions or events occurring prior to the Closing and Shareholders' obligations under this Agreement, as long as such requests do not unreasonably interfere with the operation of the Hospital. For a period of seven (7) years after the Closing, Buyer agrees that, prior to the destruction or disposition of any such books or records, Buyer shall provide not less than forty-five (45) days', nor more than ninety (90) days' prior written notice to Shareholders of such proposed destruction or disposal. If Shareholders desire to obtain any of such documents, they may do so by notifying Buyer in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Buyer shall cause the Company to not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Shareholders, their successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Shareholders.

                           (c)      Following the Closing, Shareholders shall
permit Buyer and its representatives (including, without limitation, their counsel, accountants and auditors), during normal business hours, to have access to, and examine and make copies of, all books and records relating to the Hospital or the Company Shares, which books and records are retained by Shareholders, if any, and which relate to transactions or events contemplated by this Agreement occurring prior to the Closing, to the maximum extent permitted by law. For a period of seven (7) years after the Closing, Shareholders agree that, prior to the destruction or disposition of any such books or records, Shareholders shall provide not less than forty-five (45) days', nor more than ninety (90) days' prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents, it may do so by notifying Shareholders in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Shareholders shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Buyer.

                           (d)      Shareholders shall cause or use reasonable
best efforts to cause Company's accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

                  5.2      Confidentiality.

                           (a)      All information relating to the Shareholders
individually which Parent and its authorized representatives obtain in connection with the completion of the transactions contemplated by this Agreement shall be kept confidential by Parent and Buyer at all times whether before or after the Closing and shall not be used by it for any purpose other than in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not apply to (i) any information generally available to the public on the date hereof or which becomes generally available to the public through no fault or negligence of Parent or Buyer, but only from and after the date such information becomes so available, (ii) any information obtained by Parent or Buyer from a third party having the right to disclose the same, (iii) any information not first given to Parent or Buyer by the Company, the Shareholders or their agents, that was known to Parent or Buyer as of the date of this Agreement or developed independently by Parent or Buyer after the date hereof, or (iv) any information Parent or Buyer is required by law to disclose. In the event no Closing occurs, at the request of the Shareholders, Parent and/or Buyer shall promptly return all such written information, and all copies thereof, to the Shareholders.

                           (b)      All information relating to the Company
obtained prior to the Closing by Parent or Buyer and their authorized representatives pursuant to Section 5.1 hereof or otherwise in connection with the transactions contemplated hereby shall be kept confidential by Parent and Buyer prior to the Closing and shall not be used by it for any purpose other than in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not apply to (i) any information generally available to the public on the date hereof or which becomes generally available to the public through no fault or negligence of Parent or Buyer, but only from and after the date such information becomes so available, (ii) any information obtained by Parent or Buyer from a third party having the right to disclose such information, (iii) any information not first given to Parent or Buyer by the Company, the Shareholders, or their agents, that was known to Parent or Buyer as of the date of this Agreement or developed independently by Parent or Buyer after the date hereof, or (iv) any information Parent or Buyer is required by law to disclose; and provided, further, that Parent or Buyer shall have no obligation with respect to, or be restricted in its use of, any such information after the Closing. In the event no Closing occurs, upon the request of the Company, Parent and/or Buyer shall promptly return all such written information, and all copies thereof, to the Company.

                  5.3 Conduct of Business. The Company shall operate the Hospital from the date of this Agreement through the Closing in accordance with prior practice and only in the ordinary course of the Company's business, and, without limiting the generality of the foregoing, the Company shall not (except with the prior written consent of Parent or Buyer): (i) enter into any material transaction not in the ordinary course of the Company's business; (ii) sell or transfer any of its assets, including, without limitation, any fixed assets, except for sales in the ordinary course of the business or immaterial amounts of other tangible personal property not required in the business; (iii) mortgage, pledge or encumber any of the properties or assets of the Company, except liens for taxes not yet due and payable and existing bank indebtedness; (iv) amend, modify, or terminate any Contract other than in the ordinary course of the business; (v) make any increase in, or any commitment to increase, the benefits or compensation payable to any of its officers, directors, shareholders, employees or agents; (vi) reduce the amount of its inventory, if any, or other assets other than in the ordinary course of the business; (vii) materially alter the manner of keeping its books, accounts, or records or the accounting practices therein reflected; (viii) make any changes in its capital or corporate structures, or make any distribution with respect to its capital, whether by way of management fee, redemption, dividend, bonus or otherwise; (ix) delay the payment of any account payable;(x) make any material changes in its methods of business operations; (xi) make, enter into any agreement to make or become obligated to make, any capital expenditure in excess of $5,000; (xii) make, enter into or renew any agreement for services to be provided to the Company, or permit the automatic renewal of any such agreement; (xiii) discount or forgive any accounts receivable; (xiv) amend its Articles of Incorporation; or (xv) fail to maintain the condition of its assets on the date hereof until the Closing.

                  5.4 Preservation of Organization. Prior to the Closing, the Company shall use its commercially reasonable efforts to preserve the operations of the Company as it exists on the date hereof, to keep available the services of the Company's employees, and to preserve the Company's favorable business relationships with its suppliers, customers and others with whom business relationships exist.

                  5.5      Current Information.

                           (a)      The Shareholders will advise Parent or Buyer
in writing immediately, but in any event prior to the Closing, of:

                                    (i)      the occurrence of any event which
         renders any of the representations or warranties set forth herein inaccurate or the awareness of the Company that any representation or warranty set forth herein was not accurate when made;

                                    (ii)     any fact that, if existing or known
         on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement; and

                                    (iii)    the failure of the Company or the
         Shareholders to comply with or accomplish any of the covenants or agreements set forth herein.

                           (b)      The Shareholders shall cause the Company to
provide to Parent copies of all operating and financial reports prepared by or for the Company after the date hereof and prior to the Closing Date as soon as such reports become available.

                  5.6 Contracts Requiring Consent. The Shareholders, Parent and Buyer shall use their respective best efforts and work cooperatively to timely procure all consents, approvals, authorizations, waivers and all other requirements which must be obtained or satisfied by the Company, the Shareholders, Buyer or Parent for the completion of the transactions contemplated hereby, including all required consents from third parties under the Contracts or otherwise so that the Company may continue to operate without interruption or any adverse effect following the Closing Date.

                  5.7 Environmental Audits. In its sole discretion, Buyer may cause an environmental audit to be performed on the Property and any other properties as Buyer deems appropriate. Any such audits shall be at Buyer's sole expense and may be performed by its employees or by outside counsel and consultants as Buyer may select. The scope of each such audit shall be determined by Buyer in its sole discretion. The Shareholders shall cause the Company to cooperate with Buyer and Buyer's representatives during any such audit and to provide access to the Property and any other properties, access to records and access to the Company's employees and representatives who might possess pertinent knowledge. The Shareholders acknowledge and agree that the audit may include invasive sampling of environmental media, insulation, tanks and other structures.

                  5.8 Access to Records and Files. The Shareholders shall have the right for a period of five (5) years following the Closing Date to have reasonable access (for any proper business purpose, of which the Shareholders shall inform the Company at the time such access is requested) to such books, records and accounts, correspondence, production records, employment records and other similar information (the "Records") as are retained by the Company in accordance with its records retention policies in effect from time to time after the Closing Date, other than such Records constituting or including trade secrets or privileged information.

                  5.9 Medicare and Medicaid Change of Control. To the extent required, the Shareholders shall cause the Company to provide reasonable assistance to Buyer and assist Buyer in effecting the change of control of the Company as required in connection with the Medicare program and the Medicaid program in Georgia, the cost of which shall be borne solely by Buyer or Parent.

                  5.10 "Tail Insurance" Policy. Effective at the Closing, the Shareholders shall cause the Company to provide, at its sole expense, for the benefit and in the name of the Company, a so-called "tail insurance" policy covering general and professional liability and malpractice claims against the Company for all periods prior to the Closing Date with such deductibles and terms substantially similar to the professional liability insurance policy in effect for the Company immediately prior to the Closing. The coverage will be $1,000,000 per occurrence and $3,000,000 in the aggregate with a $5,000,000 umbrella. The policy will name Buyer and Parent as additional insureds.

                  5.11 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Shareholders for certain tax matters after the Closing:

                           (a)      Tax Periods Ending on or Before the Closing
Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed on or before the date such returns as are due (taking into account any extensions of time granted in connection with such filing) all tax returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. At least twenty (20) business days prior to the due date of each such return, Buyer shall deliver a copy of each such return to the Shareholders for their approval, which shall not be unreasonably withheld or delayed.

                           (b)      Tax Periods Beginning Before and Ending
After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed on or before the date such returns are due (taking into account any extensions of time granted in connection with such filing), all tax returns for the Company for all tax periods that begin before the Closing Date and end after the Closing Date.

                           (c)      Cooperation on Tax Matters. Buyer and the
Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this
Section 5.11.

                           (d)      Closing Date. Notwithstanding anything
contained in this Agreement to the contrary, Company shall not (and Buyer shall not cause Company to) take any action outside the ordinary course of business after the closing on the Closing Date that will cause the Shareholders to be liable pursuant to this Agreement or otherwise for taxes.

                           (e)      Amended Returns. Buyer agrees that it will
not amend or cause the Company to amend any Company tax returns attributable to taxable years commencing before the Closing Date if the position taken by the Company and such amended return would have any adverse effect on the tax liability of any Shareholder without such Shareholder's advance written consent.

                           (f)      Controversies. After the Closing Date, Buyer
and Shareholders each shall promptly notify the other party in writing of the commencement of any tax audit or administrative or judicial proceeding affecting the taxes of the Company relating to taxable years commencing before the Closing Date. Such notice shall include copies of any document received from any taxing authority. If either Buyer or Shareholders fails to give the other party prompt notice of an asserted tax liability as required by this Section, then (a) if the indemnifying party is precluded by such failure from contesting any asserted tax liability in the appropriate administrative or judicial forums, then such indemnifying party shall not have any obligation to indemnify the other party for any loss or damage arising out of such asserted tax liability, and (b) if the indemnifying party is not so precluded from contesting such asserted tax liability but such failure results in a detriment to the indemnifying party, then any amount which the indemnifying party would otherwise be required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

                           The Shareholders may participate, through counsel of
its own choosing and at its own expense, in any audit, or administrative or judicial proceeding involving any asserted tax liability with respect to which indemnity may be sought herein against the Shareholders (any such audit or proceeding relating to an asserted tax liability is referred to herein collectively as a "Contest"). Any of the Shareholders may elect to participate in the portion of the Contest with respect to which indemnity may be sought. If any of the Shareholders so elect to participate in the Contest of an asserted tax liability, such Shareholders shall notify the Buyer of its intent to do so, and the Buyer and the Shareholders shall cooperate in good faith and the Buyer shall cause the Company or its successor to cooperate in good faith in each phase of such Contest. The portion of the Contest with respect to which indemnity may be sought shall not be settled without the consent of Sellers (which shall not be unreasonably withheld or delayed). If the Shareholders elect in writing not to participate in the contest or contests its obligation to indemnify hereunder, the Buyer or the Company may pay, compromise or contest such asserted tax liability. However, in such case, neither the Buyer nor the Company (including any designated representative of either) may settle or compromise any asserted tax liability in a manner that would create an indemnification obligation unless such settlement or compromise would be reasonable in the case of a person that owned the Company both before and after the Closing Date.

                           (g)      Records. Buyer will maintain and preserve
all tax records and supporting documents of the Company necessary for Shareholders to establish the positions taken by the Company on any tax return for any taxable period prior to and including the Closing Date. Buyer will provide Shareholders reasonable access to such records as necessary for Shareholders to establish any such position in a Contest. Buyer waives its right to indemnification to the extent its failure either to adequately maintain and preserve the Company's books and records or to provide Sellers reasonable access to such books and records prejudices Shareholders' ability to defend any Contest.

                           (h)      Allocation of Federal Income Tax Liabilities
Among Short Tax Years. The parties acknowledge that, after the closing, the Company will be a member of an affiliated group for which a consolidated tax income tax return will be filed. Under Treas. Reg. ss.1.1502-76(b)(1), the Company's taxable year will end on the end of the Closing Date ("Separate Return Short Year") and a new taxable year will begin on the day after the Closing Date ("Consolidated Return Short Year"). The allocation of the items to be included on the federal income tax return related to the Separate Return Short Year and the federal income tax return related to the Consolidated Return Short Year shall be made pursuant to Treas. Reg. ss.1.1502-76(b)(2)(i). The Company does not intend to elect to make a ratable allocation of tax items between the Separate Return Short Year and the Consolidated Return Short Year under Treas. Reg. ss.1.1502-76(b)(2)(ii). All taxes allocated to the Separate Return Short Year that have not been paid or reserved for shall contribute to the aggregate amount of the book value of the current liabilities of the Company as referred to in Section 2.1(b) to the extent not already included in such amount.

                           (i)      Allocation of Tax Liability for Straddle
Period. For purposes of this Agreement, in the case of taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such tax that is allocable to the portion of the period ending on the Closing Date shall: (i) in the case of taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale, other transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the taxable year ended on the Closing Date, and (ii) in the case of taxes imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of such period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of clause (i) above, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the period beginning before the Closing Date and, pursuant to clause (i) treated as ending on the Closing Date, based on the pro rata portion of such item determined by multiplying the total amount of such item times a fraction, the numerator of which is the number of calendar days in the period up to and including the Closing Date and the denominator of which is the total number of calendar days in the entire period.

                           (j)      Refunds. The Shareholders shall be entitled
to all refunds of any taxes of the Company attributable to periods on or prior to the Closing Date to the extent not included in the Closing Date Balance Sheet and the Company shall cooperate with Shareholders in filing any claims for refunds; provided that such claim does not have any adverse effect on the tax liability of the Company after Closing.

                  5.12 Risk of Loss. The Shareholders shall bear all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing. If the condemnation, destruction, loss or damage is such that the business of the Company is materially interrupted or curtailed, then the Buyer, on one hand, and the Shareholders on the other hand, shall have the right to terminate this Agreement.

                  5.13 Covenant Not to Compete. The Shareholders hereby covenant and agree with Parent and Buyer that during the ["NONCOMPETE PERIOD"] within the ["NONCOMPETE AREA"] they shall not directly or indirectly without prior written consent of Buyer, (a) acquire, lease, manage, consult for, finance or own any part of (as member, shareholder or partner) any health care facility which provides any services similar to the services provided by the Hospital, including general surgical, acute care, and diagnostic services, including laboratory work related thereto, or (b) solicit for employment or employ any person who at Closing remained an employee of Company, or (c) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between Buyer, on the one hand, and any physician, physician group, or other healthcare provider with whom Buyer contracts in connection with the Hospital, on the other hand. The "Noncompete Period" shall commence at the Closing and terminate on the second anniversary period. The "Noncompete Area" shall mean the City of Adel, Georgia, and the area within thirty (30) miles of Adel, Georgia. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

                  5.14     Enforceability. In the event of a breach of Section
5.14 hereof, Shareholders recognize that monetary damages shall be inadequate to compensate Company and Buyer and Company and Buyer shall be entitled, without the posting of a bond, to an injunction restraining such breach, with the costs including attorneys' fees of securing such injunction to be borne by Shareholders (unless it is determined that the Shareholders have not breached
Section 5.14). Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

                  5.15 Title Report and Policy. At least ten (10) days prior to Closing, the Company shall deliver to Buyer, at Shareholders' expense, a current ALTA preliminary title commitment issued by Chicago Title Insurance Company, or other company which is mutually acceptable to the parties, of the condition of title to each tract of the Properties (the "Commitment") for a title insurance policy, ALTA Owner's Policy Form 1992 (the "Title Policy"). The Commitment and Title Policy shall show that the Properties are owned in fee simple or leasehold by the Company, free from all Liens, except the Permitted Exceptions and the Commitment may also be subject to such other items as the Company can cause to be removed prior to or at Closing. The Commitment and Title Policy will also contain (a) a so-called "tax parcel endorsement" listing all of the tax parcel identification numbers affecting the Properties covered by the policy and that no other property is included in the Properties and that no other tax parcel identification numbers affect such Properties, (b) a contiguity and nonimputation endorsement, (c) a 3.1 zoning endorsement or its equivalent as then in use by the title company in form and substance acceptable to Buyer, (d) extended coverage deleting all standard and general exceptions, (e) affirmative coverage against any Hill-Burton lien, and (f) any additional endorsements or insurance as Buyer may reasonably require. The Title Policy shall be in form acceptable to Buyer and Buyer's lender and shall permit a simultaneous issue rate for the lender's mortgage title policy with the cost of all special lender endorsements required by Buyer's lender to be borne by Buyer. The title company shall provide when delivering the Commitment one (1) copy of all recorded documents affecting title of the Properties to Buyer. At Closing, there shall be issued to Buyer, at Shareholders' expense, the Title Policy in the amount of the Purchase Price which is allocated to the Properties as improved. In the event Buyer requests, and at Buyer's expense, the title company shall issue a mortgage title policy in an amount up to the Purchase Price which is allocated to the Properties as improved, at simultaneous issue rates.

                  5.16 Survey. At least thirty (30) days prior to Closing, Shareholders shall cause to be delivered to Buyer, at Shareholders' expense, an "as-built" survey of the Real Estate accompanied by a certificate of a registered surveyor licensed in the State of Georgia, certified as directed by Buyer in full ALTA form, sufficient to cause the title company to delete the standard printed survey exception and to issue the Title Policy free from any survey objections or exceptions whatsoever (the "Survey"). The Survey shall show the boundaries of the Properties, separate legal descriptions and boundaries for the tracts, the location and dimension of all improvements, the physical location of all utilities, and the location of all streets, highways, alleys and public ways crossing or abutting said Properties, all dominant and servient easements identified by recording information, all building lines and all buildings and structures as are situated thereon as of said date. Said certificate shall state that the improvements situated on the Properties lie wholly within the boundaries thereof and that no part thereof encroach upon or overhang any easement or rights-of-way or upon the land of others; that such improvements are wholly within the building restriction lines however established and do not violate any use or other restriction contained in prior conveyances, zoning ordinances or regulations; that no adjoining structure encroaches upon the Properties or upon any dominant easement appurtenant thereto; and that as of said date there were no visible encroachments, overlaps, overhangs, easements, improvements, utility lines or rights-of-way on, above or below the ground except as shown on the survey plat. Said certificate shall also state whether or not the Properties or any part thereof lie within the boundaries of a local, state or federal flood plain designation. The Survey shall also provide tax map identification numbers, zoning information and other data sufficient for the title company to provide the title insurance coverage and endorsements as described in Section 5.15 above.

                  5.17 UCC Searches. UCC Financing Statement searches, local and central, including fixtures, and federal and state tax lien and judgment searches, with respect to the Company, its affiliates and predecessors, including all "DBA's", trade names and fictitious names of Company from each of the jurisdictions in which such entity does business or has done business within the preceding five (5) years (the "UCC Searches"), shall be obtained by Shareholders, at Shareholders' cost, and delivered to Buyer at least ten (10) days prior to Closing. The results shall be updated to Closing to reflect the release of all Liens other than the Permitted Exceptions or those matters described on Schedule 4.7 .

                  5.18 Defects and Cure. The Commitment, Title Policy, the Survey and UCC Searches described in Sections 5.15, 5.16 and 5.17 are collectively referred to as "Title Evidence". Buyer shall notify the Shareholders as soon as reasonably possible of any Liens disclosed in the Title Evidence which do not constitute Permitted Exceptions (collectively "Defects"). The Shareholders, at their sole cost and expense, may elect to not cure the Defects and shall give written notice to Buyer within ten (10) days of its receipt of Buyer's objections of its decision whereupon Buyer may waive such Defects and close or may terminate this Agreement, which election shall be made within ten (10) days of receipt of notice from the Shareholders. If the Shareholders fail to timely give such notice, the Shareholders shall be deemed to have elected not to cure the Defects, whereupon Buyer may waive such objection and close or may terminate this Agreement, which election by Buyer shall be made within thirty (30) days following notice of objection to the Shareholders. Upon termination of this Agreement under the terms of this Section 5.18, no party to this Agreement shall have any further claims under this Agreement against any other party.

                  5.19 Transfer Taxes and Recording Fees. All sales, use, transfer and all other non-income taxes, and any fees incurred in connection with this Agreement and the purchase of the Company Shares (the "Transfer Taxes") shall be borne equally by Buyer and Shareholders. Buyer and Shareholders will file all necessary documents required to be filed with respect to all such

Transfer Taxes. The parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required.

         6.       CONDITIONS TO CLOSING.

                  6.1 Conditions to Obligations of Each Party. Buyer, the Company and the Shareholders to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                           (a)      Compliance with Law. There shall have been
obtained all permits, approvals, consents and authorizations of all governmental bodies or agencies necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws, and so that the Company, from and after the Closing, will be eligible to operate the Company and qualify for reimbursement by all applicable federal and state regulatory agencies for services and goods rendered. A list of such consents is set forth on Schedule 6.1(a) hereto.

                           (b)      No Action or Proceeding. No claim, action,
suit, investigation or other proceeding brought by any governmental agency or other third party shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraining or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages from Parent, Buyer, the Company or the Shareholders or other relief in connection therewith.

                           (c)      Consents Required by Contracts. All
necessary consents to the Acquisition required by the Contracts shall have been obtained in written instruments reasonably satisfactory to the parties hereto. A list of such consents is set forth on Schedule 6.1(c) hereto.

                  6.2 Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following additional conditions:

                           (a)      Representations and Warranties True. The
representations and warranties of the Shareholders contained in this Agreement, the Schedules to this Agreement or in any other document delivered by the Company or the Shareholders pursuant hereto upon which Parent and Buyer have reasonably relied shall have been true and correct in all respects as of the date of this Agreement or when otherwise given and shall be true and correct in all respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing the Shareholders shall cause the Company to deliver to Parent and Buyer certificates to such effect signed by a duly authorized officer of the Company and by the Shareholders.

                           (b)      Performance of Covenants. Each of the
obligations of the Company and the Shareholders to be performed by them on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all respects on or before the Closing Date, and at the Closing the Company and the Shareholders, as applicable, shall have delivered to Parent certificates to such effect signed by a duly authorized officer of the Company and by the Shareholders.

                           (c)      Authority. All actions required to be taken
by, or on the part of, the Company and the Shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the board of directors of the Company and by the Shareholders.

                           (d)      Opinion of the Company's and Shareholders'
Counsel. Parent shall have been furnished at the Closing with an opinion of Alston & Bird LLP, counsel to the Shareholders, dated the Closing Date, substantially in the form of Exhibit C attached hereto.

                           (e)      Additional Closing Documents of the Company
and the Shareholders. Parent shall have received at the Closing the following documents, dated the Closing Date:

                                    (i)      A copy, certified by the Secretary
         of the Company, of resolutions of the Shareholders and the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby to which the Company or the Shareholders are a party;

                                    (ii)     The Escrow Agreement, duly executed
         by the Shareholders and the Escrow Agent;

                                    (iii)    Certificates representing all of
         the Company Shares, duly endorsed in blank;

                                    (iv)     A good standing certificate from
         the State of Georgia dated not more than twenty (20) days prior to Closing;

                                    (v)      Incumbency Certificates of the
         Company's officers executing any documents or instruments delivered to Parent or Buyer hereunder;

                                    (vi)     Resignations of all of the officers
         and directors of the Company effective as of the Closing Date;

                                    (vii)    The Company's original minute book
         and stock ledger, certified as original by the Company's secretary;

                                    (viii)   The Title Policy, or in lieu
         thereof, a pro forma mark-up of the Commitment in form acceptable to Buyer; and

                                    (ix)     Such further Closing documents and
         instruments as Parent or Buyer may reasonably request.

                           (f)      No Material Adverse Changes. Between the
date of this Agreement and the Closing Date there shall not have occurred any damage or destruction of, or loss to, any of the assets of the Company, whether or not covered by insurance, which has had or may reasonably be expected to have a material and adverse effect on the Hospital or any prospects of the Company, nor shall there have occurred any other event or condition which has had or which reasonably may be expected to have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties or prospects of the Hospital.

                           (g)      Results of Environmental Audits. If Buyer
elects to perform an environmental audit of the Properties or any other site as contemplated by Section 5.7 hereof, such audit shall not have disclosed any facts or circumstances which have or might reasonably be expected to have a material adverse effect on the Company or the use or value of the Company.

                  6.3 Conditions to Obligations of the Shareholders. The obligation of the Shareholders to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                           (a)      Representations and Warranties True. The
representations and warranties of Parent and Buyer contained in this Agreement, the Schedules to this Agreement or in any other document delivered by Parent and Buyer upon which the Company has reasonably relied pursuant hereto shall have been true and correct in all respects as of the date of this Agreement or when otherwise given and shall be true and correct in all respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing Parent shall have delivered to the Shareholders a certificate to such effect, signed by a duly authorized officer of each of Parent and Buyer.

                           (b)      Performance of Covenants. Each of the
obligations of Parent and Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing Parent shall have delivered to the Company a certificate to such effect signed by a duly authorized officer of each of Parent and Buyer.

                           (c)      Authority. All actions required to be taken
by, or on the part of, Parent and Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the sole shareholder and the board of directors of Buyer and the board of directors of Parent.

                           (d)      Opinion of Parent's and Buyer's Counsel. The
Shareholders shall have been furnished with an opinion of Harwell Howard Hyne Gabbert & Manner, P.C., counsel to Parent and Buyer, dated the Closing Date, substantially in the form of Exhibit D attached hereto.

                           (e)      Additional Closing Documents of Parent. The
Company and the Shareholders shall have received at the Closing the following documents, each dated the Closing Date:

                                    (i)      Copies, certified by the Secretary
         of Parent and Buyer, of resolutions of the sole shareholder of Buyer and the respective boards of directors of Parent and Buyer authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

                                    (ii)     The Escrow Agreement, duly executed
         by Buyer, Parent and the Escrow Agent;

                                    (iii)    Incumbency Certificates of Buyer's
         or Parent's officers executing any documents or instruments delivered to the Company hereunder;

                                    (iv)     Such other Closing documents as the
         Company or the Shareholders may reasonably request; and

                                    (v)      A good standing certificate for the
         Parent and Buyer from the Secretary of State of its state incorporation, dated not more than twenty (20) days prior to Closing.

         7.       INDEMNIFICATION.

                  7.1 Indemnification by the Shareholders. The Shareholders agree to defend, indemnify and hold Parent and Buyer, their respective officers, directors, agents, representatives, subsidiary and parent entities and affiliates and their successors and assigns, harmless from and against any claim, suit, action, proceeding, assessment, liability, expense, loss or other damage (including court costs, reasonable attorneys' fees and expenses) ("Claims") in respect of:

                           (a)      any and all Claims resulting from any
misrepresentation or breach of warranty or violation of any covenant made by the Company or the Shareholders hereunder, or in any Schedule or other document or instrument furnished or to be furnished by the Company or the Shareholders hereunder, including, without limitation, any documents or instruments furnished at Closing;

                           (b)      any and all Claims relating to the conduct
or operation of the Company prior to Closing, except to the extent such Claims (including the full amount thereof) are reflected in the Closing Date Balance Sheet; and

                           (c)      any and all actions, suits, proceedings,
claims, demands, assessments, judgments, reasonable costs and expenses incident to any item to which the foregoing indemnity relates.

                  7.2 Indemnification by Parent and Buyer. Parent and Buyer, jointly and severally, agree to defend, indemnify and hold the Shareholders, and their personal representatives and permitted assigns, harmless from and against any Claim (including reasonable attorneys' fees and expenses) in respect of:

                           (a)      any and all Claims resulting from any
misrepresentation or breach of warranty or violation of any covenant made by Parent or Buyer hereunder or in any Schedule or Certificate furnished or to be furnished by Parent or Buyer hereunder, including, without limitation, any documents or instruments furnished at Closing;

                           (b)      any and all Claims relating to the conduct
or operation of the Company after the Closing occurs;

                           (c)      any and all Claims resulting from any
broker, finder, investment banker or financial advisor retained, hired or engaged by Buyer or Parent in connection with the Acquisition; and

                           (d)      any and all actions, suits, proceedings,
claims, demands, assessments, judgments, reasonable costs and expenses incident to any item to which the foregoing indemnity relates.

                  7.3      Procedures for Indemnification.

                           (a)      Any claim made under Section 7.1 or 7.2
("Indemnification Claim") shall be made by the party seeking indemnification (the "Indemnitee") by delivery of a written notice to the party from whom indemnification is sought (the "Indemnitor") requesting indemnification and specifying the basis on which indemnification is sought and the amount of the asserted Claim and, in the case of a claim made by a third party ("Third Party Claim"), containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

                           (b)      If the Indemnification Claim involves a
Third Party Claim the procedures set forth in Section 7.4 hereof shall be observed.

                           (c)      If the Indemnification Claim involves a
matter other than a Third Party Claim, the Indemnitor shall have thirty (30) calendar days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Indemnitor and the dispute is not resolved by the Indemnitee and the Indemnitor within fifteen (15) business days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 10.9 of this Agreement.

                           (d)      Upon determination of the amount of an
Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitor shall pay the amount of such Indemnification Claim within ten (10) business days of the date such amount is determined.

                  7.4 Third Party Claims. The objections and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

                           (a)      The Indemnitee shall give the Indemnitor
written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in the defense, compromise and settlement of any claim being defended by the Indemnitor, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) business days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing at the Indemnitor's expense. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.3 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

                           (b)      No settlement of a Third Party Claim
involving the asserted liability of the Indemnitor under this Section 7.4 shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitor has not responded within five (5) business days of notice of a proposed settlement. If the Indemnitor assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

                           (c)      In connection with the defense, compromise
or settlement of any Third Party Claim, the parties to this Agreement shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

                  7.5 Interest. Any indemnification payment pursuant to this Article 7 shall include interest at a floating rate equal to one (1) point over the prime rate of Citibank N.A., from time to time (the "Rate"), from the date the loss, costs, expenses or damages were actually incurred by the Indemnitee until the date of payment.

                  7.6 Indemnification Payments. So long as the Escrow Funds continue to be held by the Escrow Agent, Parent and Buyer may satisfy their respective Claims pursuant to this Article 7 from the Escrow Funds in accordance with the terms of the Escrow Agreement.

                  7.7 Limitations on Indemnification. Any amounts which any party hereto may be obligated to pay another party hereto pursuant to this
Article 7 will be reduced by an amount equal to any insurance recovery with respect to such losses received by the Indemnitee (net of the present value of reasonably anticipated increases in the future insurance premiums of the indemnified party). In addition, the Shareholders shall not be liable to Parent or Buyer pursuant to this Article 7 until the aggregate of all claims pursuant to Section 7.1 for which the Shareholders would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $100,000.00, and then the Shareholders shall be liable for all such claims including the first $100,000.00 of claims. Likewise, Parent and Buyer shall not be liable to the Shareholders pursuant to this Article 7 until the aggregate of all claims pursuant to Section 7.2 for which Parent and Buyer would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $100,000.00. The threshold amounts in the two preceding sentences shall not be applicable to (i) any payment due under Section 2.4, (ii) any Claim arising under Section 7.1(b), or (iii) any Claim which is a Third Party Claim. In determining whether the threshold amounts have been met, any individual claims of less than $5,000.00 shall be excluded. Neither the Shareholders nor Parent and Buyer collectively shall be obligated to make payments to satisfy indemnification obligations under this Article 7 in excess of $3,000,000.00; provided that with respect to any Claim which is based on or arises from (i) fraud, (ii) a violation of state or federal health care laws (including any civil claims arising from such violation), including those laws and regulations pertaining to Medicare and Medicaid, the anti-kickback statute, the False Claims Act, any state or the Stark II Self-Referral Laws and any other law or regulation related to the regulation, certification or licensure of health care providers, or (iii) a violation of state or federal employment laws (including any civil claims arising from such violation), the limit on indemnification obligations shall be equal to the Purchase Price.

                  7.8 UST Indemnification. There were previously located on the Properties, three (3) underground storage tanks which are no longer in use (the "USTs"). Buyer has received insufficient information to determine whether the USTs were properly removed. Soil testings near the sites of the USTs have been ordered to determine if any materials have leaked from the USTs, but such tests are not expected to be completed prior to Closing. As a result, and without otherwise limiting the terms of this Article 7, Shareholders hereby agree to indemnify and hold Buyer and Parent harmless from all costs, expenses, liabilities and obligations arising from any soil contamination above legal limits disclosed by the soil tests and the remediation of such contamination. The indemnification obligations of Shareholders hereunder shall not be subject to the threshold limitation contained in Section 7.8. If requested by Buyer, Shareholders shall be pay any amounts owed to Buyer under this Section 7.8 in lieu of Buyer making a claim for such amounts against the Escrow Funds.

                  7.9 Exclusive Remedies. Except to the extent that Parent, Buyer or the Shareholders shall elect to pursue its equitable remedies in respect of the breach or threatened breach of any of the provisions hereof for which such a remedy is available, and except to the extent that Parent, Buyer or the Shareholders shall seek to recover monetary damages in respect of a breach of any of the provisions of Section 5.13, following the closing, the sole and exclusive remedy of each of the parties hereof with respect any claim described in Sections 7.1 or 7.2, misrepresentations or breach of any warranty, covenant or agreement by the other party or parties hereof shall be an indemnification claim under the provisions of this Section 7.

         8.       ADDITIONAL COVENANTS AND AGREEMENTS.

                  8.1 Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, fees, costs and expenses of its own financial consultants, accountants and counsel.

                  8.2 Survival of Representations and Warranties. The covenants, obligations, representations and warranties of the parties hereto contained in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, and shall survive the Closing. The representations and warranties contained in Articles 3 and 4 of this Agreement shall survive the Closing until the second annual anniversary of the Closing Date; provided, however, that (i) if any representation or warranty contained in Articles 3 and 4 is fraudulently given, it shall survive the Closing Date for an unlimited period of time; (ii) the representations and warranties set forth in Sections 4.12, 4.14, 4.16 and
4.27 shall survive the Closing Date until 60 days after the expiration of the applicable statutes of limitation; (iii) the representations and warranties set forth in Sections 3.1, 4.1 and 4.2 shall survive the Closing Date for an unlimited period of time; (iv) any specific claim or action of which specific written notice is given to the party which made such representation or warranty prior to the date on which such representation or warranty otherwise terminates as provided herein, may continue to be asserted and shall be indemnified against pursuant to Article 7; and (iv) any Claim based on any claim or proceeding brought by a third party shall survive the Closing Date until 60 days after the expiration of the statute of limitations applicable to the underlying claims.

                  8.3 Public Releases. Buyer and the Shareholders shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable laws or regulations, after notice to the other party with the opportunity to comment to the extent that delay of the disclosure is permitted under such laws or regulations.

                  8.4 Other Transactions Prohibited. During the period from the date of this Agreement to the Closing Date, or termination hereof, neither the Company nor the Shareholders shall, and shall not permit their representatives to, directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger or any sale of the Company's assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving the Company (any such transaction being referred to herein as an "Acquisition Transaction"). The Company and the Shareholders shall promptly communicate to Parent the terms of any proposal which either may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

         9.       TERMINATION, REMEDIES.

                  9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing by written notice delivered by the Shareholders to Parent or by Parent to the Shareholders, as the case may be, in the following instances:

                           (a)      By Parent or Buyer if there has been a
material misrepresentation, a material breach of warranty or a material failure to comply on the part of the Company or the Shareholders with respect to any of the representations, warranties, covenants or provisions set forth herein (or delivered in any other document pursuant hereto), including without limitation, any misrepresentation, breach or failure to comply that is evidenced in any Schedule delivered by the Company, and such misrepresentation, breach or failure has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets or properties of the Company after the Acquisition and has not been cured, if capable of cure, in full within 20 days of receipt by the Shareholders of notice from Parent.

                           (b)      By the Shareholders if there has been a
material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of Parent or Buyer with respect to the representations, warranties or covenants set forth herein (or delivered in any other document pursuant hereto) and such misrepresentation, breach or failure to comply has not been cured, if capable of cure, within 20 days of receipt by Parent or Buyer of notice from the Shareholders.

                           (c)      At any time prior to Closing by the mutual
consent in writing of the Shareholders, Parent and Buyer.

                           (d)      By any party not then in default hereunder
in the event Closing has not occurred by December 31, 1998.

                           (e)      By Parent or Buyer pursuant to Section 5.18.

                  9.2      Liability in the Event of Termination; Remedies.

                           (a)      In the event of termination of this
Agreement and the transactions contemplated hereby pursuant to Sections 9.1(a) or (b) hereof, the nonbreaching party may avail itself of all rights, power and remedies now or hereafter existing at law or in equity or by statute or otherwise.

                           (b)      In the event of termination of this
Agreement and the transactions contemplated hereby pursuant to Section 9.1(c),
(d) or (e) hereof, this Agreement shall, with the exception of Sections 5.2, 8.1 and 8.3 hereof, become void and have no further effect, without any liability on the part of any party hereto.

                           (c)      Section 5.2 hereof shall survive the
termination of this Agreement regardless of the reason for such termination.

         10.      MISCELLANEOUS.

                  10.1 Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof, including that certain letter of intent dated August 18, 1998 from Parent to the Shareholders and contains the entire agreement between such parties with respect to the transactions contemplated hereby.

                  10.2 Amendments. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

                  10.3 Successors: Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, except that Parent may effect any such assignment to any affiliated company, but any such assignment shall not relieve Parent or Buyer of its duties and obligations contained in this Agreement.

                  10.4 Notices. All notices, requests, demands, and other communications to be delivered hereunder shall be in writing and shall be delivered by hand or mailed, by fax (receipt confirmed), by express mail services, by registered or certified mail, postage prepaid, at or to the following addresses:

                           (a)      If to the Company (prior to the Closing
                                    Date) and the Shareholders:

                                    Randy Acree
                                    8030 First Coast Highway, 11A
                                    Fernandina Beach, Florida  32034

                                    with a copy to:

                                    Alston & Bird LLP
                                    One Atlantic Center
                                    1201 West Peachtree Street
                                    Atlanta, Georgia  30309-3424
                                    Attention:  Jonathan W. Lowe, Esq.
                                    Facsimile:  (404) 881-4777

                           (b)      If to Parent or Buyer:

                                    New American Healthcare Corporation
                                    109 Westpark Drive, Suite 440
                                    P. O. Box 3689
                                    Brentwood, Tennessee  37024
                                    Attention:  Dana C. McLendon, Jr.
                                    Facsimile:  (615) 221-5009

                                    with a copy to:

                                    Harwell Howard Hyne Gabbert & Manner, P.C.
                                    1800 First American Center
                                    315 Deaderick Street
                                    Nashville, Tennessee  37238
                                    Attention:  Michael R. Hill, Esq.
                                    Facsimile:  (615) 251-1059

or to such other address or to such other person as any party shall have last designated by written notice to the other parties. Notices, requests, demands, and other communications so delivered shall be deemed given upon receipt.

                  10.5 Waiver. If any party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the other parties in respect of the matter or matters so waived. Any such waiver shall not constitute a covenant to waive any such matter or matters in the future.

                  10.6 Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

                  10.7 No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by the Shareholders, Parent and Buyer, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

                  10.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Georgia.

                  10.9     Arbitration.

                           (a)      Any controversy, dispute or claim arising
out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including, without limitation, any claim based on contract, tort or statute and any claim pursuant to the provisions of Article 2 or 7 hereof, shall be settled by arbitration. Any arbitration pursuant to this Agreement shall be conducted in Atlanta, Georgia and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association, provided that three arbitrators as selected by Parent and the Shareholders in accordance with the rules of the American Arbitration Association shall conduct any arbitration proceeding. Any arbitration shall be final and binding. Any judgment upon any interim or final award or order rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof.

                           (b)      The parties intend that the agreement to
arbitrate as set forth in this Section 10.9 shall be valid, enforceable and irrevocable. Each party in any arbitration proceeding commenced hereunder shall bear such party's own costs and expenses (including expert witness and attorneys' fees) of investigating, preparing and pursuing such arbitration claim. The parties to any arbitration shall have the right to discover the relevant books and records of the other side that are not confidential or privileged.

                  10.10 References to Best Knowledge. All references in this Agreement to the best knowledge of the Shareholders shall mean that the Shareholders have made a diligent investigation and inquiry with respect to the correctness of the statement being made including due inquiry of the Company's officers and key employees.

                  10.11 Counterparts. This Agreement may be executed in two or more counterparts and by the parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

                  10.12 Exclusivity. Buyer contemplates the expenditure of substantial sums of time and money in connection with legal, accounting, financial, and due diligence work to be performed in conjunction with the transactions contemplated under this Agreement. To induce Buyer to proceed with the transactions, Shareholders shall not, and shall cause the Company to not directly or indirectly, without Buyer's prior written consent, initiate or hold discussions with any person or entity concerning a purchase, affiliation, or lease of all or a material part of the Assets, directly or indirectly, whether by sale of stock, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction for the while this Agreement is in effect. Shareholders will promptly notify Buyer by telephone and confirm in writing via fax, if any such discussions or negotiations are sought to be initiated with, or any such proposal or possible proposal is received directly or indirectly, by Company, or Shareholders. In the event Company, Shareholders receive an unsolicited offer related to a type of transaction described in this paragraph, Company and Shareholders shall promptly inform the person making such unsolicited offer of the existence of its obligations under this Section 10.12, and, subject to legal and fiduciary obligations, Shareholders shall reject and cause the Company to reject such offer and promptly notify Buyer thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the date first set forth above.

                             PARENT:

                             NEW AMERICAN HEALTHCARE
                             CORPORATION


                             By: /S/ Robert M. Martin
                                 ---------------------------------------


                             Title:   President
                                    ------------------------------------

                             Date:    October 30, 1998
                                    ------------------------------------



                             BUYER:

                             NAHC GEORGIA HOLDINGS, INC.


                             By: /s/ Robert M. Martin
                                 ---------------------------------------

                             Title:   President
                                    ------------------------------------

                             Date:    October 30, 1998
                                    ------------------------------------



                             SHAREHOLDERS:

                             /s/ Randall Acree
                             -------------------------------------------
                             Randall Acree

                             /s/ Patricia Dawn Acree, M.D.
                             -------------------------------------------

                             Patricia Dawn Acree, M.D.

                             /s/ Russell Acree III
                             -------------------------------------------
                             Russell Acree III





                  [Signature Page to Stock Purchase Agreement]

                        INDEX TO EXHIBITS AND SCHEDULES



      Exhibit No.       Exhibit Matter
      -----------       --------------
          A             Company Shares
          B             Form of Escrow Agreement
          C             Form of Opinion of Counsel to the Company and Shareholders
          D             Form of Opinion of Counsel to Parent and Buyer
      Schedule          Schedule Matter
      --------          ---------------
          2.6           Excluded Assets
          3.3           Consents and Authorizations
          4.1           Jurisdictions/Capital Stock or Equity Interests
          4.3           Encumbrances
          4.4(a)        Annual Financial Statements
          4.4(b)        Interim Financial Statements
          4.5           Certain Changes
          4.6           Properties; Permitted Exceptions
          4.7           Tangible Personal Property
          4.8           Intangible Personal Property
          4.10          Accounts Receivable
          4.11          Insurance
          4.12          Environmental Matters
          4.13          Employment Matters
          4.14          Employee Benefit Plans
          4.16          Tax Returns
          4.17          Litigation
          4.18          Licenses and Permits
          4.19          Brokerage
          4.20          Contracts
          4.21          Undisclosed Liabilities
          4.22          Regulatory Approvals
          4.23          Bank Accounts
          4.26          Conflicts of Interest
          4.27          Cost Reports
          6.1(a)        Governmental Consents
          6.1(c)        Consents required under Contracts